MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz Corporate Communications Director Hutchinson Technology 320-587-1823	Darlene Polzin Investor Relations Director Hutchinson Technology 320-587-1605
HUTCHINSON TECHNOLOGY ANNOUNCES PRICING OF $225 MILLION
CONVERTIBLE SUBORDINATED NOTES
HUTCHINSON, Minn., January 19, 2006 — Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH), a Minnesota corporation, today announced the pricing of its offering of $225 million aggregate principal amount of convertible subordinated notes due 2026. The offering is made pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission on January 19, 2006 and is expected to close on January 25, 2006, subject to customary closing conditions. The notes will bear interest at a rate of 3.25% per year. Hutchinson Technology has granted to the underwriters a 30-day overallotment option to purchase up to an additional $25 million aggregate principal amount of the notes.
Hutchinson Technology intends to use the net proceeds from this proposed offering for general corporate purposes, including capital expenditures for TSA suspension and TSA+ suspension manufacturing capacity, facilities and tooling, and for the development of new process technology.
The sole book-running manager of the offering is Merrill Lynch & Co. and the co-managers of the offering are Citigroup Global Markets Inc. and Needham & Company, LLC. Copies of the prospectus and prospectus supplement relating to the offering may be obtained from Merrill Lynch at 4 World Financial Center, 250 Vesey Street, New York, NY, or from the office of any of the co-managers identified above.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.